Sixth Amended and Restated
Schedule A
to the
Administration Agreement
by and between
Exchange Listed Funds Trust
and
UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

Knowledge Leaders Developed World ETF
The WEAR ETF
Saba Closed-End Funds ETF
ProSports Sponsors ETF
James Biblically Responsible Investment ETF
InsightShares Patriotic Employers ETF
InsightShares LGBT Employment Equality ETF
InsightShares Global Sustainability Leaders ETF
REX BKCM ETF
Peritus High Yield ETF

In witness whereof, the undersigned have executed this Sixth Amended and Restated
Schedule A to the Administration Agreement between Exchange Listed Funds Trust and UMB
Fund Services, Inc., effective as of the 27th day of March, 2018.

UMB FUND SERVICES, INC.		EXCHANGE LISTED FUNDS TRUST

By:		By:
	Maureen A. Quill		J. Garrett Stevens
	President		President

Date:		Date: